Exhibit 99.6

PRO FORMA VALUATION UPDATE REPORT

STANDARD CONVERSION

Magnolia Bancorp, Inc. │Metairie, Louisiana

PROPOSED HOLDING COMPANY FOR:
Mutual Savings and Loan Association│ Metairie, Louisiana

Dated as of October 16, 2024

1311-A Dolley Madison Boulevard
Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

October 16, 2024

Board of Directors

Magnolia Bancorp, Inc.

Mutual Savings and Loan Association

2900 Clearview Parkway

Metairie, Louisiana 70006

Members of the Board of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof. Our original appraisal report, dated August 2, 2024 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

The Board of Directors of Mutual Savings and Loan Association, Metairie, Louisiana (“Mutual Savings” or the “Bank”) adopted the plan of conversion on February 1, 2024, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association and become a wholly-owned subsidiary of Magnolia Bancorp, Inc. (“Magnolia Bancorp” or the “Company”), a Louisiana corporation organized by Mutual Savings. Magnolia Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Tax-Qualified Plans consisting of Mutual Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated community offering. Going forward, Magnolia Bancorp will own 100% of the Bank's stock, and the Bank will initially be Magnolia Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

October 16, 2024

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Magnolia Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The estimated pro forma market value is defined as the price at which Magnolia Bancorp’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Mutual Savings’ financial condition and operating results, including financial data through September 30, 2024; (2) an updated comparison of Mutual Savings’ financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

Discussion of Relevant Considerations

1.            Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 2024 and updated financial information through September 30, 2024. Mutual Savings’ assets decreased by $415,000 or 1.17% from June 30, 2024 to September 30, 2024. The decrease in assets was largely due to a decrease in loans receivable, which was partially offset by an increase in cash and cash equivalents. Overall, cash and investments (inclusive of FHLB stock) increased from $1.9 million or 5.45% of assets at June 30, 2024 to $2.0 million or 5.62% of assets at September 30, 2024. Net loans receivable decreased from $31.5 million or 88.76% of assets at June 30, 2024 to $30.8 million or 87.76% of assets at September 30, 2024.

Updated credit quality measures for the Bank showed a slight decrease in non-performing assets during the quarter ended September 30, 2024, as Mutual Savings’ non-performing assets decreased from $34,000 or 0.10% of assets at June 30, 2024 to a zero balance at September 30, 2024. In September 2024, Mutual Savings foreclosed on the one loan that was on non-accrual status and charged-off $15,000 of the $34,000 loan balance.

Board of Directors

October 16, 2024

Table 1

Mutual Savings and Loan Association

Recent Financial Data

	At June 30, 2024		At September 30, 2024
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$35,520	100.00%	$35,105	100.00%
Cash, cash equivalents	1,595	4.49	1,627	4.63
Loans receivable, net	31,526	88.76	30,807	87.76
FHLB stock	342	0.96	347	0.99

Deposits	20,027	56.38	20,359	57.99
Borrowings	850	2.39	---	0.00

Total equity	13,992	39.39	13,956	39.76

	12 Months Ended		12 Months Ended
	June 30, 2024		September 30, 2024
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$1,458	4.01%	$1,454	4.04%
Interest expense	(309)	(0.85)	(363)	(1.01)
Net interest income	1,149	3.16	1,091	3.03
Provisions for loan losses	0	0.00	0	0.00
Net interest income after prov.	1,149	3.16	1,091	3.03

Non-interest operating income	36	0.10	37	0.10
Non-interest operating expense	(1,189)	(3.27)	(1,197)	(3.32)
Income before income tax expense	(4)	(0.01)	(69)	(0.19)
Income tax benefit	2	0.01	16	0.04
Net income (loss)	$(2)	(0.01)%	$(53)	(0.15)%

Sources: Mutual Savings’ prospectus, audited and unaudited financial statements, and RP Financial calculations.

Board of Directors

October 16, 2024

The Bank’s funding composition showed a slight increase in deposits, which combined with asset shrinkage funded repayment of all outstanding borrowings. Deposits increased from $20.0 million or 56.38% of assets at June 30, 2024 to $20.4 million or 57.99% of assets at September 30, 2024. Deposit growth during the quarter consisted primarily of certificates of deposit. FHLB advances decreased from $850,000 or 2.39% of assets at June 30, 2024 to a zero balance at September 30, 2024. As the result of the net loss recorded during the quarter ended September 30, 2024, Mutual Savings’ equity decreased slightly to equal $14.0 million or 39.76% of assets at September 30, 2024.

Mutual Savings’ operating results for the twelve months ended June 30, 2024 and September 30, 2024 are also set forth in Table 1. The Bank’s reported earnings decreased from a net loss of $2,000 or (0.01%) of average assets for the twelve months ended June 30, 2024 to a net loss of $53,000 or (0.15%) of average assets for the twelve months ended September 30, 2024. The slightly higher net loss reported during the most recent twelve-month period was largely due to a decrease in net interest income.

The decrease in Mutual Savings’ net interest income was primarily due to interest rate spread compression resulting from a more significant increase in the average rate paid on interest-bearing liabilities relative to the increase in the average yield earned on interest earnings assets. A decrease in the average balance of loans outstanding during the quarter ended September 30, 2024, was also a factor that contributed to the reduction in the Bank’s net interest income during the most recent twelve-month period. Overall, the Bank’s net interest spread decreased from 3.26% during the quarter ended September 30, 2023 to 2.34% during the quarter ended September 30, 2024.

Operating expenses were up by $8,000 during the during the most recent twelve-month period, equaling $1.2 million or 3.32% of average assets during the twelve months ended September 30, 2024. Overall, Mutual Savings’ updated ratios for net interest income and operating expenses provided for a slightly less favorable expense coverage ratio (net interest income divided by operating expenses). Mutual Savings’ expense coverage ratio decreased from 0.97x for the twelve months ended June 30, 2024 to 0.91x for the twelve months ended September 30, 2024.

Non-interest operating income increased by $1,000 during the most recent twelve-month period, equaling $37,000 or 0.10% of average assets during the twelve months ended September 30, 2024. Overall, when factoring non-interest operating income into core earnings, the Bank’s updated efficiency ratio of 106.07% (operating expenses as a percent of net interest income and non-interest operating income) was slightly less favorable compared to the 100.31% efficiency ratio recorded for the twelve months ended June 30, 2024.

No loan loss provisions were established during both twelve-month periods shown in Table 1. The Bank maintained allowances for loan losses of $185,000 at September 30, 2024, equal to 0.60% of total loans.

Due to an increase in the pre-tax loss, the Bank’s income tax benefit increased from $2,000 or 0.01% of average assets during the twelve months ended June 30, 2024 to $16,000 or 0.04% of average assets during the twelve months ended September 30, 2024.

Board of Directors

October 16, 2024

2.            Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Mutual Savings, the Peer Group and all publicly-traded thrifts. The Bank’s and the Peer Group’s ratios are based on financial results through September 30, 2024 and June 30, 2024, respectively.

In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Bank’s updated interest-earning asset composition reflected a higher concentration of loans and a lower concentration of cash and investments. Overall, the Bank’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 93.38% and 93.71%, respectively.

Mutual Savings’ updated funding composition showed lower concentrations of deposits and of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 57.99% and 82.84% for the Bank and the Peer Group, respectively. Mutual Savings’ updated tangible equity-to-assets ratio equaled 39.76%, which remained above the comparable Peer Group ratio of 15.39%. Overall, Mutual Savings’ updated interest-earning assets-to-interest-bearing liabilities ("IEA/IBL") ratio equaled 161.03%, which remained above the comparable Peer Group ratio of 113.12%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Mutual Savings’ IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Mutual Savings are based on annualized growth rates for the nine months ended September 30, 2024 and the Peer Group’s growth rates are based on growth for the twelve months ended June 30, 2024. Mutual Savings recorded a 2.60% decrease in assets, versus a 3.45% increase in assets for the Peer Group. The decline in Mutual Savings’ assets reflected a 4.89% decrease in loans and a 4.50% decrease in cash and investments. Comparatively, the Peer Group’s asset growth was realized through a 6.95% increase in loans and a 0.38% increase in cash and investments.

Asset shrinkage by the Bank funded by a 3.18% reduction in deposits and a 100% decrease in borrowings. Comparatively, the Peer Group’s asset growth was funded by a 4.08% increase in deposits and a 28.83% increase in borrowings. Updated tangible net worth growth rates for the Bank and the Peer Group showed respective decreases and increases of 0.57% and 8.90%. The Peer Group’s capital growth rate was skewed upwards by the 113.73% increase in capital recorded by BV Financial, Inc. pursuant to the capital raised in its second-step offering, which was completed on August 1, 2023.

Table 3 displays comparative operating results for Mutual Savings and the Peer Group, based on their respective earnings for the twelve months ended September 30, 2024 and June 30, 2024. Mutual Savings and the Peer Group both reported a net loss equal 0.15% of average assets. Mutual Savings’ updated earnings showed earnings advantages with respect to more favorable ratios for net interest income, loan loss provisions and non-operating items, while the Peer Group’s earnings reflected more ratios for non-interest operating income and operating expenses.

Board of Directors

October 16, 2024

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2024 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Mutual Savings and Loan Association		LA
September 30, 2024			4.63%	0.99%	0.00%	87.76%	57.99%	0.00%	0.00%	39.76%	0.00%	39.76%	-2.60%	-4.50%	-4.89%	-3.18%	-100.00%	-0.57%	-0.57%	38.98%	72.61%	73.57%

All Non-MHC Public Thrifts
Averages			6.64%	13.67%	1.76%	74.17%	74.12%	11.01%	0.39%	13.11%	0.77%	12.24%	5.80%	-2.23%	9.29%	5.94%	17.75%	7.80%	6.19%	11.25%	14.97%	16.66%
Medians			5.34%	13.31%	1.66%	75.36%	76.86%	8.89%	0.00%	11.75%	0.05%	10.72%	2.62%	-5.65%	4.62%	2.30%	0.13%	1.80%	1.54%	10.02%	12.96%	14.84%

Comparable Group
Averages			8.65%	18.11%	2.62%	66.95%	75.18%	7.66%	0.00%	15.70%	0.30%	15.39%	3.45%	0.38%	6.95%	4.08%	28.83%	7.13%	8.90%	14.58%	12.87%	13.58%
Medians			7.17%	17.62%	2.07%	71.66%	74.40%	7.74%	0.00%	12.10%	0.00%	12.10%	4.00%	-5.56%	6.19%	5.70%	-0.45%	-1.50%	-1.50%	11.04%	13.00%	14.16%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	3.00%	19.96%	2.54%	71.31%	71.04%	13.27%	0.00%	12.66%	0.00%	12.66%	1.46%	-7.09%	5.22%	7.45%	-18.55%	-4.13%	-4.13%	11.15%	14.66%	15.79%
BVFL	BV Financial, Inc.	MD	10.10%	4.89%	2.21%	77.34%	71.37%	4.00%	0.00%	22.90%	1.71%	21.19%	-2.57%	-14.30%	-0.14%	-4.44%	-52.30%	96.66%	113.73%	19.19%	24.22%	25.47%
CLST	Catalyst Bancorp, Inc.	LA	25.55%	15.28%	4.83%	51.15%	60.97%	10.25%	0.00%	27.43%	0.00%	27.43%	11.02%	8.65%	14.94%	5.07%	225.81%	-3.91%	-3.91%	26.88%	49.09%	50.34%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	5.48%	15.05%	1.07%	74.13%	90.04%	1.23%	0.00%	8.28%	0.66%	7.63%	-3.54%	-5.65%	-3.45%	-3.91%	-16.51%	4.47%	5.64%	8.99%	13.29%	14.35%
IROQ	IF Bancorp, Inc.	IL	1.11%	21.96%	1.68%	72.01%	81.91%	8.56%	0.00%	8.33%	0.00%	8.33%	4.57%	-5.48%	8.82%	-1.11%	151.00%	3.01%	3.01%	9.23%	0.00%	0.00%
MGYR	Magyar Bancorp, Inc.	NJ	5.19%	10.26%	1.93%	79.60%	83.57%	3.30%	0.00%	11.55%	0.00%	11.55%	10.14%	23.74%	8.42%	13.80%	-31.57%	6.11%	6.11%	10.92%	14.73%	15.92%
NSTS	NSTS Bancorp, Inc.	IL	12.57%	28.54%	3.59%	51.23%	66.88%	1.88%	0.00%	28.77%	0.00%	28.77%	3.52%	-16.39%	30.02%	6.33%	0.00%	-4.47%	-4.47%	24.00%	0.00%	0.00%
PBBK	PB Bankshares, Inc.	PA	12.19%	8.77%	1.86%	75.72%	77.27%	11.43%	0.00%	10.38%	0.00%	10.38%	8.84%	16.90%	7.15%	11.17%	0.11%	0.92%	0.92%	9.20%	12.71%	13.96%
TCBS	Texas Community Bancshares, Inc.	TX	8.87%	26.02%	1.39%	59.50%	71.87%	15.77%	0.00%	11.46%	0.04%	11.42%	4.49%	10.76%	-0.03%	7.28%	-0.90%	-4.91%	-4.70%	10.14%	0.00%	0.00%
WMPN	William Penn Bancorporation	PA	2.48%	30.40%	5.11%	57.47%	76.92%	6.91%	0.00%	15.22%	0.64%	14.58%	-3.40%	-7.31%	-1.46%	-0.86%	31.19%	-22.49%	-23.16%	16.10%	0.00%	0.00%

(1)  Includes loans held for sale.

(2)  As of March 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

Board of Directors

October 16, 2024

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2024 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Mutual Savings and Loan Association		LA
September 30, 2024			-0.15%	4.04%	1.01%	3.03%	0.00%	3.03%	0.00%	0.10%	3.32%	0.00%	0.00%	-0.04%	4.26%	1.73%	2.53%	$4,388	-23.19%

All Non-MHC Public Thrifts
Averages			0.17%	4.86%	2.06%	2.79%	0.09%	2.70%	0.13%	0.37%	2.66%	-0.22%	0.00%	0.17%	5.12%	2.84%	2.30%	$10,601	24.23%
Medians			0.37%	4.78%	2.00%	2.59%	0.04%	2.54%	0.01%	0.28%	2.51%	0.00%	0.00%	0.14%	4.92%	2.82%	2.21%	$8,719	23.87%

Comparable Group
Averages			-0.15%	4.54%	1.85%	2.69%	0.03%	2.66%	0.03%	0.33%	2.63%	-0.45%	0.00%	0.09%	4.81%	2.58%	2.22%	$7,846	21.90%
Medians			0.11%	4.72%	1.99%	2.63%	0.02%	2.61%	0.02%	0.28%	2.55%	0.00%	0.00%	0.09%	4.92%	2.78%	2.16%	$7,758	23.99%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	-1.22%	4.22%	2.01%	2.21%	0.02%	2.19%	0.06%	0.37%	2.91%	-0.80%	0.00%	0.10%	4.41%	2.81%	1.60%	$6,359	NM
BVFL	BV Financial, Inc.	MD	1.40%	5.08%	1.24%	3.84%	-0.01%	3.85%	0.00%	0.28%	2.21%	0.02%	0.00%	0.53%	5.52%	1.77%	3.75%	$7,658	27.30%
CLST	Catalyst Bancorp, Inc.	LA	-1.34%	4.28%	1.19%	3.08%	0.11%	2.97%	0.00%	0.49%	3.08%	-2.10%	0.00%	-0.39%	4.51%	2.09%	2.42%	$6,203	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.55%	4.87%	1.97%	2.89%	0.01%	2.89%	0.04%	0.26%	2.57%	0.00%	0.00%	0.07%	5.19%	3.28%	1.91%	$8,390	11.70%
IROQ	IF Bancorp, Inc.	IL	0.20%	4.64%	2.63%	2.01%	0.02%	1.99%	0.03%	0.47%	2.23%	0.00%	0.00%	0.06%	4.86%	3.12%	1.74%	$7,857	23.99%
MGYR	Magyar Bancorp, Inc.	NJ	0.80%	5.03%	2.00%	3.03%	0.04%	2.99%	0.05%	0.22%	2.19%	0.00%	0.00%	0.26%	5.28%	2.95%	2.33%	$8,905	24.44%
NSTS	NSTS Bancorp, Inc.	IL	-1.77%	3.47%	0.96%	2.51%	0.10%	2.41%	0.17%	0.28%	3.53%	-0.69%	0.00%	0.38%	3.75%	1.54%	2.21%	$4,928	NM
PBBK	PB Bankshares, Inc.	PA	0.37%	5.06%	2.46%	2.59%	0.04%	2.55%	0.00%	0.18%	2.26%	0.00%	0.00%	0.10%	5.21%	3.09%	2.12%	$12,358	22.08%
TCBS	Texas Community Bancshares, Inc.	TX	-0.50%	4.79%	2.12%	2.67%	0.01%	2.66%	0.00%	0.46%	2.76%	-1.01%	0.00%	-0.14%	4.97%	2.74%	2.23%	$6,728	NM
WMPN	William Penn Bancorporation	PA	0.02%	3.93%	1.86%	2.07%	-0.07%	2.14%	0.00%	0.28%	2.52%	0.06%	0.00%	-0.06%	4.37%	2.45%	1.92%	$9,071	NM

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

(2)  For the 12 months ended March 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

Board of Directors

October 16, 2024

In terms of core earnings strength, updated expense coverage ratios posted by Mutual Savings and the Peer Group equaled 0.91x and 1.02x, respectively. The Peer Group’s higher expense coverage continued to be supported by a lower operating expense ratio, which was offset by the Bank’s higher net interest income ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.10% and 0.36% of the Bank’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Mutual Savings’ core earnings strength relative to the Peer Group's, the Bank’s updated efficiency ratio of 106.07% remained less favorable than the Peer Group’s efficiency ratio of 86.23%.

Consistent with the Original Appraisal, loan loss provisions were a slightly larger factor in the Peer Group’s updated earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.00% and 0.03% of average assets, respectively.

Non-operating income and losses remained a more significant factor in the Peer Group’s updated earnings, as the Bank did not record any non-operating income or losses for the twelve-month period. Comparatively, non-operating items for the for the Peer Group equaled a net non-operating loss of 0.45% of average assets. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered to be part of core operations. Extraordinary items remained a non-factor in the Bank’s and the Peer Group's updated earnings.

Updated effective tax rates equaled a tax benefit of 23.19% for the Bank and a tax expense of 21.90% for the Peer Group.

The Bank’s updated credit quality measures continued to imply a lower degree of credit risk exposure relative to the comparable Peer Group measures. As shown in Table 4, non-performing assets/assets and non-performing loans/loans ratios for the Peer Group equaled 0.40% and 0.53%, respectively, while the Bank did not maintain any non-performing assets as of September 30, 2024. Loss reserves as a percent of loan were lower for the Bank (0.60% versus 1.08% for the Peer Group), while net loan charge-offs as a percent of loans were a slightly larger factor for the Bank (0.05% versus 0.02% for the Peer Group).

3.            Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has generally been positive. A lackluster jobs report for July 2024, data showing weakness in manufacturing and construction, and disappointing second quarter earnings posted by some big tech companies sparked a broad-based selloff at the beginning of August 2024, as fears of slowing growth rattled markets worldwide. Data showing cooling inflation and a favorable report for retail sales in July contributed to stocks rebounding, with the S&P 500 and NASDAQ logging eight consecutive days of gains that extended into the second half of August. Strong signals from the Federal Reserve Chairman that interest rate cuts were coming soon spurred a stock market rally heading into the last week of August, with the Dow Jones Industrial Average (“DJIA”) closing at a record high. A volatile month of trading concluded with all three of the major U.S. stock indexes posting gains for the month of August. Data showing continued weakness in the manufacturing sector and a softening labor market pressured stocks lower in the first week of September. Stocks rebounded in the second week of September, as investors weighed the possibility that the Federal Reserve would kick off its rate easing campaign with a 0.5% rate-cut amid signs of a softening economy and the CPI for August showing a slower pace of inflation. The Federal Reserve’s 0.5% rate cut sparked a global stock market rally heading into the final weeks of the third quarter, which was followed by a narrow trading range to close out a generally strong third quarter for U.S. stocks. Overall, stock market trends saw investors gravitating into value stocks during the third quarter, in which industrials, utilities and financials outperformed the technology sector.

Board of Directors

October 16, 2024

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2024 or the Most Recent Date Available

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Mutual Savings and Loan Association		LA
September 30, 2024			0.00%	0.00%	0.00%	0.60%	NM	NM		$15	0.05%

All Non-MHC Public Thrifts
Averages			0.02%	0.37%	0.52%	1.05%	248.70%	222.12%		$17,956	0.07%
Medians			0.00%	0.30%	0.37%	1.00%	249.40%	228.46%		$106	0.00%

Comparable Group
Averages			0.03%	0.40%	0.53%	1.08%	203.74%	178.09%		$39	0.02%
Medians			0.01%	0.39%	0.48%	1.06%	219.83%	160.49%		$(11)	0.00%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	0.00%	0.21%	0.29%	0.96%	332.27%	332.27%	-$	132	-0.03%
BVFL	BV Financial, Inc.	MD	0.02%	1.00%	1.24%	1.22%	97.76%	95.89%	-$	454	-0.06%
CLST	Catalyst Bancorp, Inc.	LA	0.04%	0.68%	1.19%	1.45%	121.10%	112.27%		$182	0.13%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.07%	0.33%	0.32%	0.96%	295.48%	219.69%		$998	0.17%
IROQ	IF Bancorp, Inc.	IL	0.00%	0.06%	0.08%	1.16%	NM	NM	-$	210	-0.03%
MGYR	Magyar Bancorp, Inc.	NJ	0.09%	0.57%	0.53%	1.02%	190.71%	143.58%	-$	68	-0.01%
NSTS	NSTS Bancorp, Inc.	IL	0.00%	0.00%	0.00%	0.96%	NM	NM		$0	0.00%
PBBK	PB Bankshares, Inc.	PA	0.00%	0.40%	0.52%	1.31%	253.38%	253.38%	-$	5	0.00%
TCBS	Texas Community Bancshares, Inc.	TX	0.11%	0.37%	0.44%	1.10%	248.95%	177.40%		$93	0.03%
WMPN	William Penn Bancorporation	PA	0.00%	0.41%	0.70%	0.63%	90.27%	90.27%	-$	16	0.00%

(1)  NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)  NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)  Net loan chargeoffs are shown on a last twelve month basis.

(4)  As of March 31, 2024.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

Board of Directors

October 16, 2024

Stocks traded mixed at the start of the fourth quarter of 2024, as investors weighed the prospect of a widening war in the Middle East and higher oil prices against stronger-than-expected job growth reported for September. The DJIA and S&P 500 climbed to fresh record highs heading into mid-October, with some large banks starting the third quarter earnings season posting earnings that beat expectations. On October 16, 2024, the DJIA closed at 43077.70 or 8.41% higher since the date of the Original Appraisal and the NASDAQ closed at 18367.08 or 9.48% lower since the date of the Original Appraisal.

The overall market for bank and thrift stocks showed solid gains since the date of the Original Appraisal. Financial shares participated in the broader market selloff at the beginning of August 2024, with July’s disappointing employment report prompting heightened concerns about an economic slowdown. Milder inflation data boosted bank and thrift stocks along with the broader stock market going into the second half of August, as investors became more confident that the Federal Reserve would cut interest rates in September. Comments by the Federal Reserve Chairman that solidified expectations of a rate cut In September sustained the positive trend in financial stocks through the end of August. Bank and thrift stocks followed the broader stock market lower during the first week of September, as investors reacted to data pointing towards a weakening economy. While the broader stock market rallied in the second week of September, bank and thrift shares eased lower in advance of the Federal Reserve’s September policy meeting. Financial shares rallied on news of the Federal Reserve cutting its target rate by 0.5% and then retreated slightly to close out the third quarter.

After edging lower at the beginning of October 2024, strong job growth reflected in September’s employment report and better-than-expected third quarter earnings reported by some large banks served as a catalyst to financial shares trading higher through mid-October. On October 16, 2024, the S&P U.S. BMI Banks Index closed at 194.9, an increase of 12.79% since August 2, 2024.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts reflected increases that were less than the increase recorded in the S&P U.S. BMI Banks Index, which indicates that the large cap stocks outperformed the smaller cap stocks such as the Peer Group companies. Since the date of the Original Appraisal, the stock prices of eight out of the ten Peer Group companies were higher as of October 16, 2024. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of August 2, 2024 and October 16, 2024.

Board of Directors

October 16, 2024

Average Pricing Characteristics

	At Aug. 2,		At Oct. 16,		%
	2024		2024		Change
Peer Group(1)
Price/Earnings (x)	16.63	x	14.43	x	(13.23)%
Price/Core Earnings (x)	15.96		17.60		10.28
Price/Book (%)	77.54%		82.04%		5.80
Price/Tangible Book(%)	79.24		83.78		5.73
Price/Assets (%)	11.87		12.56		5.81
Avg. Mkt. Capitalization ($Mil)	$67.89		$70.48		3.81

All Publicly-Traded Thrifts
Price/Earnings (x)	16.65	x	15.94	x	(4.26)%
Price/Core Earnings (x)	11.93		14.24		19.36
Price/Book (%)	82.89%		87.89%		6.03
Price/Tangible Book(%)	89.61		94.83		5.83
Price/Assets (%)	10.08		10.27		1.88
Avg. Mkt. Capitalization ($Mil)	$517.15		$577.94		11.75

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 5, four standard conversion offerings, one second -step offering and no mutual holding company offerings were completed during the past twelve months through October 16, 2024. The average closing pro forma price/tangible book ratio of the four standard conversion offerings completed during the past twelve months equaled 51.9%. On average, the four standard conversion offerings reflected price appreciation of 8.6% after the first week of trading. As of October 16, 2024, the four standard conversion offerings reflected a 38.2% increase in price on average from their IPO prices. The most recent standard conversion offering was completed by EWSB Bancorp, Inc. of Wisconsin (“EWSB Bancorp”) on September 26, 2024. EWSB Bancorp raised gross proceeds of $7.5 million, which was slightly above the minimum of its offering range. EWSB Bancorp’s closing pro forma price/tangible book ratio equaled 46.4%. As of October 16, 2024, EWSB Bancorp’s stock price was up 15.0% from its IPO price. EWSB Bancorp’s offering was similar to Mutual Savings’ offering in terms of offering size; although EWSB Bancorp’s significantly more leveraged pre-conversion capital position facilitated a higher price/tangible book ratio in comparison to Mutual Savings’ pro forma price/tangible ratio at the midpoint. EWSB Bancorp’s pre-conversion equity-to-assets ratio equaled 4.21%, versus Mutual Savings’ pre-conversion equity-to-assets ratio of 39.76%.

Board of Directors

October 16, 2024

Table 5
Pricing Characteristics and After-Market Trends
Conversions Completed Twelve Months Ended October 16, 2024

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	10/16/2024	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
EWSB Bancorp, Inc. WI	9/26/24	EWDB-OTCQB	$267	4.21%	0.04%	628%	$7.5	100%	86%	23.5%	N.A.	N.A.	7.0%	3.0%	10.0%	15.6%	0.00%	46.4%	NM		2.8%	NM	6.0%	NM	$10.00	$10.50	5.0%	$10.50	5.0%	$11.50	15.0%	$11.50	15.0%
Fifth Dirstrict Bancorp, Inc., LA*	8/1/24	FDSB-NASDAQ	$485	15.86%	0.16%	359%	$54.6	100%	91%	4.4%	C/S	$250/1.80%	8.0%	4.0%	10.0%	5.2%	0.00%	45.4%	110.6	x	10.5%	0.1%	23.1%	0.4%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$10.95	9.5%
NB Bancorp, Inc., MA*	12/28/23	NBBK-NASDAQ	$4,232	8.64%	0.33%	235%	$410.0	100%	132%	2.0%	C/S	$2000/4.00%	8.0%	4.0%	10.0%	1.8%	0.00%	59.5%	11.9	x	9.3%	0.8%	15.7%	5.0%	$10.00	$13.77	37.7%	$13.61	36.1%	$14.68	46.8%	$18.92	89.2%
Central Plains Bancshares, Inc., NE	10/20/23	CPBI-NASDAQ	$450	8.59%	0.20%	767%	$41.3	100%	129%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	0.9%	0.00%	56.5%	9.8	x	8.5%	0.9%	15.1%	5.7%	$10.00	$9.10	-9.0%	$9.07	-9.3%	$9.89	-1.1%	$13.92	39.2%

Averages - Standard Conversions:			$1,359	9.33%	0.18%	497%	$128.3	100%	110%	8.6%	N.A.	N.A.	7.8%	3.8%	10.0%	5.9%	0.00%	51.9%	44.1	x	7.8%	0.6%	15.0%	3.7%	$10.00	$10.91	9.1%	$10.86	8.6%	$11.65	16.5%	$13.82	38.2%
Medians - Standard Conversions:			$468	8.62%	0.18%	493%	$48.0	100%	110%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%	51.5%	11.9	x	8.9%	0.8%	15.4%	5.0%	$10.00	$10.38	3.8%	$10.37	3.7%	$11.01	10.1%	$12.71	27.1%

Second Step Conversions
Gouverneur Bancorp, Inc., NY*	11/1/23	GOVB-OTCQB	$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$11.45	14.5%

Averages - Second Step Conversions:			$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$11.45	14.5%
Medians - Second Step Conversions:			$203	13.03%	0.28%	140%	$7.2	65%	85%	21.2%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	44.0%	12.2	x	5.3%	0.4%	12.5%	2.9%	$10.00	$8.97	-10.3%	$9.00	-10.0%	$9.97	-0.3%	$11.45	14.5%

Mutual Holding Companies

Averages - All Conversions:			$1,128	10.07%	0.20%	426%	$104.1	93%	105%	11.1%	N.A.	N.A.	7.8%	3.8%	10.0%	5.2%	0.00%	50.4%	36.1	x	7.3%	0.5%	14.5%	3.5%	$10.00	$10.52	5.2%	$10.48	4.8%	$11.31	13.1%	$13.35	38.1%
Medians - All Conversions:			$450	8.64%	0.20%	359%	$41.3	100%	91%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	2.4%	0.00%	46.4%	12.1	x	8.5%	0.6%	15.1%	3.9%	$10.00	$10.25	2.5%	$10.24	2.4%	$10.51	5.1%	$11.50	15.0%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  As a percent of MHC offering for MHC transactions.

(2)  Does not take into account the adoption of SOP 93-6.

(3)  Latest price if offering is less than one week old.

(4)  Latest price if offering is more than one week but less than one month old.

(5)  Mutual holding company pro forma data on full conversion basis.

(6)  Simultaneously completed acquisition of another financial institution.

(7)  Simultaneously converted to a commercial bank charter.

(8) Former credit union.

10/16/2024

Board of Directors

October 16, 2024

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Mutual Savins’ pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	PreviousValuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	No Adjustment
Liquidity of the Shares	Moderate Downward
Marketing of the Issue	Slight Downward
Management	Slight Downward
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

A slight upward adjustment remained appropriate for financial condition, as Mutual Savings’ pro forma IEA/IBL ratio, capital strength, credit quality and funding composition continued to be slightly positive factors in our adjustment for financial condition. No adjustment remained appropriate for the Bank’s asset growth, as the Peer Group’s stronger historical asset growth, which included stronger loan growth, continued to be offset by the Bank’s significantly higher pro forma tangible equity-to-assets ratio and resulting greater leverage capacity. A moderate downward adjustment remained appropriate for earnings, based on downward adjustments that continued to be warranted for the Bank’s lower core earnings on a ROAA basis, less favorable efficiency ratio and lower pro forma core ROE.

The general market for bank and thrift stocks showed a healthy increase since the date of the Original Appraisal, with the S&P U.S. BMI Banks Index increasing 12.79% compared to an increase of 8.41% in the DJIA. The increase in the S&P BMI Banks Index was led by large cap financial institutions, as the updated pricing measures for the smaller cap Peer Group companies and all publicly traded thrifts were generally higher since the date of the Original Appraisal but did not match the increase that was recorded in the market cap weighted S&P U.S. BMI Banks Index. Likewise, the market for smaller conversion offerings, such as Mutual Savings’ offering remains somewhat subdued. EWSB Bancorp’s offering, which closed in September 2024, was completed at slightly above the minimum of the offering based on gross proceeds of $7.5 million. Accordingly, taking into account the underperformance of the small cap thrifts relative to the broader banking sector, a slight downward adjustment remained appropriate for marketing of the issue.

Board of Directors

October 16, 2024

Overall, taking into account the foregoing factors, we believe that no change in Mutual Savings’ estimated pro market value as set forth in the Original Appraisal is appropriate.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Mutual Savings’ to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of September 30, 2024.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that no change in Mutual Savings’ value is appropriate. Therefore, as of October 16, 2024, the pro forma market value of Mutual Savings’ conversion stock equaled $7,250,000 at the midpoint, equal to 725,000 at $10.00 per share.

1.            P/E Approach. In applying the P/E approach, RP Financial's valuation conclusions considered both reported earnings and a recurring or "core" earnings base, that is, earnings adjusted to exclude any one time non-operating gains and losses and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Bank’s reported earnings equaled a net loss of $53,000 for the twelve months ended September 30, 2024, which were also representative of the Bank’s core earnings.

Based on the Bank’s pro forma net losses for reported and core earnings at the midpoint value, the Bank’s pro forma reported and core P/E multiples were not meaningful “(NM”). Comparatively, the Peer Group’s average reported and core P/E multiples equaled 14.43 times and 17.60 times, respectively (see Table 6). The Peer Group’s median reported and core earnings multiples equaled 11.82 times and 12.80 times, respectively.

Board of Directors

October 16, 2024

2.            P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $7.250 million midpoint value, the Bank’s P/B and P/TB ratios both equaled 38.21%. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 82.04% and 83.78%, respectively, Mutual Savings’ updated ratios indicated discounts of 53.43% on a P/B basis and 54.39% on a P/TB basis (versus discounts of 50.81% and 51.87% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 84.60% and 86.61%, respectively, Mutual Savings’ updated ratios at the midpoint value indicated discounts of 54.83% and 55.88% (versus discounts of 50.14% and 51.68% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 45.60%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range indicated discounts of 44.42% and 45.57%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s updated P/B and P/TB ratios at the top of the super range indicated discounts of 46.10% and 47.35%, respectively. RP Financial considered the discounts under the P/TB approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the Bank’s NM pro forma reported and core P/E multiples.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, the most recently completed standard conversion offering was by EWSB Bancorp on September 26, 2024. In comparison to EWSB Bancorp’s 46.40% closing pro forma P/TB ratio, the Bank’s pro forma P/TB ratio of 38.21% at the midpoint value reflects an implied discount of 17.65%. At the super maximum of the offering range, the Bank’s pro forma P/TB ratio of 45.60% reflects an implied discount of 1.72% relative to EWSB Bancorp’s pro forma P/TB ratio at closing.

3.            P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $7.250 million midpoint value, Mutual Savings’ pro forma P/A ratio equaled 18.07%. In comparison to the Peer Group's average P/A ratio of 12.56%, Mutual Savings’ P/A ratio indicated a premium of 43.87% (versus a premium of 50.72% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 10.61%, Mutual Savings’ P/A ratio at the $7.250 million midpoint value indicated a premium of 70.31% (versus a premium of 88.91% at the midpoint valuation in the Original Appraisal).

Board of Directors

October 16, 2024

Table 6

Market Pricing Versus Peer Group

Mutual Savings and Loan Association

As of October 16, 2024

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Mutual Savings and Loan Association		LA
Super Maximum			$10.00	$9.59	$0.00	$21.93	NM		45.60%	22.73%	45.60%	NM		$0.00	0.00%	0.00%	$42	49.86%	49.86%	0.00%	0.00%	0.00%	0.00%	0.00%
Maximum			$10.00	$8.34	$(0.02)	$23.90	NM		41.84%	20.30%	41.84%	NM		$0.00	0.00%	0.00%	$41	48.51%	48.51%	0.00%	-0.03%	-0.07%	-0.03%	-0.07%
Midpoint			$10.00	$7.25	$(0.04)	$26.17	NM		38.21%	18.07%	38.21%	NM		$0.00	0.00%	0.00%	$40	47.29%	47.29%	0.00%	-0.07%	-0.14%	-0.07%	-0.14%
Minimum			$10.00	$6.16	$(0.06)	29,23	NM		34.21%	15.74%	34.21%	NM		$0.00	0.00%	0.00%	$39	46.00%	46.00%	0.00%	-0.10%	-0.22%	-0.10%	-0.22%

All Non-MHC Public Thrifts(6)
Averages			$24.30	$577.94	$0.94	$22.29	15.94	x	87.89%	10.27%	94.83%	14.24	x	$0.33	1.55%	49.20%	$6,498	13.11%	12.04%	0.33%	0.17%	1.48%	0.41%	3.48%
Median			$12.64	$177.03	$0.53	$17.19	13.47	x	83.93%	10.41%	84.44%	12.94	x	$0.13	0.96%	43.16%	$1,774	11.75%	10.96%	0.26%	0.34%	2.95%	0.40%	3.43%

All Non-MHC State of LA(6)
Averages			$12.19	$45.17	$0.73	$17.45	10.85	x	70.04%	11.98%	73.30%	10.17	x	$0.26	2.05%	43.16%	$466	17.86%	17.55%	0.42%	-0.39%	1.28%	0.45%	4.28%
Medians			$12.19	$45.17	$0.73	$17.45	10.85	x	70.04%	11.98%	73.30%	10.17	x	$0.26	2.05%	43.16%	$466	17.86%	17.55%	0.42%	-0.39%	1.28%	0.45%	4.28%

Comparable Group
Averages			$13.64	$70.48	$0.43	$16.53	14.43	x	82.04%	12.56%	83.78%	17.60	x	$0.14	0.97%	18.77%	$621	15.70%	15.44%	0.40%	-0.15%	0.19%	0.22%	2.27%
Medians			$12.60	$54.69	$0.53	$16.68	11.82	x	84.60%	10.61%	86.61%	12.80	x	$0.06	0.49%	0.00%	$599	12.10%	12.10%	0.39%	0.11%	1.33%	0.32%	2.87%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$10.10	$56.12	$(0.59)	$11.90	NM		84.84%	10.74%	84.84%	NM		$0.00	0.00%	0.00%	$561	12.66%	12.66%	0.21%	-1.22%	-9.59%	-0.59%	-4.63%
BVFL	BV Financial, Inc.	MD	$15.22	$173.32	$1.19	$18.04	12.79	x	84.35%	19.32%	91.16%	12.80	x	$0.00	0.00%	0.00%	$897	22.90%	21.56%	1.00%	1.40%	6.76%	1.40%	6.76%
CLST	Catalyst Bancorp, Inc.	LA	$11.67	$51.87	$0.21	$18.09	NM		64.51%	17.70%	64.51%	NM		$0.00	0.00%	0.00%	$295	27.43%	27.43%	0.68%	-1.34%	-4.45%	0.32%	1.07%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$12.70	$38.46	$1.25	$16.80	10.85	x	75.57%	6.26%	82.09%	10.17	x	$0.52	4.09%	43.16%	$638	8.28%	7.68%	0.33%	0.55%	7.01%	0.59%	7.48%
IROQ	IF Bancorp, Inc.	IL	$20.50	$65.98	$0.57	$22.04	NM		92.99%	7.74%	92.99%	NM		$0.40	1.95%	70.18%	$888	8.33%	8.33%	0.06%	0.20%	2.54%	0.20%	2.54%
MGYR	Magyar Bancorp, Inc.	NJ	$12.50	$81.12	$1.17	$16.55	10.68	x	75.52%	8.72%	75.52%	10.68	x	$0.20	1.60%	22.22%	$944	11.55%	11.55%	0.57%	0.80%	7.03%	0.80%	7.03%
NSTS	NSTS Bancorp, Inc.	IL	$10.85	$53.25	$(0.64)	$14.45	NM		75.11%	21.61%	75.11%	NM		$0.00	0.00%	0.00%	$266	28.77%	28.77%	0.00%	-1.77%	-5.89%	-1.22%	-4.07%
PBBK	PB Bankshares, Inc.	PA	$15.66	$36.96	$0.67	$17.72	23.37	x	88.38%	9.17%	88.38%	23.23	x	$0.00	0.00%	0.00%	$449	10.38%	10.38%	0.40%	0.37%	3.36%	0.37%	3.38%
TCBS	Texas Community Bancshares, Inc.	TX	$15.00	$44.14	$0.48	$16.41	NM		91.42%	10.48%	91.78%	31.13	x	$0.16	1.07%	33.33%	$452	11.46%	11.43%	0.37%	-0.50%	-4.94%	0.32%	3.21%
WMPN	William Penn Bancorporation	PA	$12.20	$103.60	$(0.01)	$13.34	NM		87.69%	13.85%	91.38%	NM		$0.12	0.98%	NM	$819	15.22%	14.68%	0.41%	0.02%	0.13%	-0.01%	-0.07%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

Board of Directors

October 16, 2024

Valuation Conclusion

We have concluded that the Bank’s estimated pro forma market value should remain the same as set forth in the Original Appraisal. Accordingly, it is our opinion that, as of October 16, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $7,250,000 at the midpoint, equal to 725,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $6,162,500 and a maximum value of $8,337,500. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 616,250 at the minimum and 833,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $9,588,130 without a resolicitation. Based on the $10.00 per share offering price, the super range value would result in total shares outstanding of 958,813. The pro forma valuation calculations relative to the Peer Group are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of October 16, 2024

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices
As of October 16, 2024

RP® Financial, LC.

 Exhibit 1A

Weekly Thrift Market Line - Part One

Prices As of October 16, 2024

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	10.10	5,557	56.1	10.45	6.00	10.00	1.00	52.57	44.49	-1.23	-0.59	11.90	11.90	101.04
AX	Axos Financial, Inc.	WE	66.93	56,958	3,812.2	79.15	32.05	60.97	9.78	80.31	22.58	7.66	6.71	40.26	37.77	401.26
BLFY	Blue Foundry Bancorp	MA	10.59	21,206	224.6	11.48	7.08	9.57	10.66	32.71	9.51	-0.43	-0.43	14.70	14.69	96.46
BYFC	Broadway Financial Corporation	WE	7.65	8,688	66.5	7.99	4.41	6.23	22.79	7.44	12.72	0.33	0.10	14.49	11.44	157.37
BVFL	BV Financial, Inc.	MA	15.22	11,388	173.3	15.67	9.94	15.26	-0.26	51.90	7.33	1.19	1.19	18.04	16.70	78.78
CFFN	Capitol Federal Financial, Inc.	MW	6.23	129,912	808.1	6.82	4.22	5.65	10.27	36.03	-3.41	-0.85	0.38	7.69	7.61	73.92
CARV	Carver Bancorp, Inc.	MA	1.67	5,105	8.5	2.39	1.15	1.82	-8.24	-8.24	-15.23	-0.74	-0.74	3.53	3.53	146.22
CLST	Catalyst Bancorp, Inc.	SW	11.67	4,445	51.9	12.10	10.60	11.53	1.21	2.82	7.66	-0.91	0.21	18.09	18.09	66.44
CPBI	Central Plains Bancshares, Inc.	MW	13.92	4,131	57.5	13.92	8.20	13.30	4.66	52.97	36.47	0.00	0.00	19.17	0.00	112.95
ECBK	ECB Bancorp, Inc.	NE	15.11	9,188	138.8	15.30	9.88	14.48	4.35	49.31	20.30	0.41	0.40	18.09	18.09	145.40
ESSA	ESSA Bancorp, Inc.	MA	19.95	9,499	189.5	20.87	14.30	18.50	7.84	33.36	-0.35	1.81	1.83	22.26	20.89	235.14
FDSB	Fifth District Bancorp, Inc.	SW	10.95	5,559	60.9	10.95	9.85	10.49	4.39	6.83	6.83	0.00	0.00	0.00	0.00	92.82
FNWB	First Northwest Bancorp	WE	11.28	8,779	99.0	16.12	8.91	10.00	12.80	-10.62	-29.23	-0.14	0.10	17.19	17.08	252.84
FSEA	First Seacoast Bancorp, Inc.	NE	9.15	4,481	41.0	9.49	6.25	9.10	0.55	38.22	18.99	-2.10	-1.80	13.32	13.27	134.30
FSBW	FS Bancorp, Inc.	WE	44.80	7,650	342.7	47.01	28.07	41.51	7.93	50.03	21.21	4.55	5.73	36.68	34.22	384.51
HONE	HarborOne Bancorp, Inc.	NE	13.40	41,498	556.1	14.00	9.14	12.47	7.46	39.44	11.85	0.38	0.59	12.99	11.63	139.45
HIFS	Hingham Institution for Savings	NE	268.95	2,180	586.4	271.08	147.01	240.00	12.06	71.38	38.35	10.56	4.21	193.42	193.42	2040.94
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	12.70	3,029	38.5	15.81	10.60	12.51	1.52	5.48	-11.44	1.17	1.25	16.80	15.47	210.50
IROQ	IF Bancorp, Inc.	MW	20.50	3,218	66.0	20.80	14.00	20.50	0.00	44.06	27.89	0.57	0.57	22.04	22.04	275.84
KRNY	Kearny Financial Corp.	MA	7.47	62,422	466.3	9.46	5.28	6.49	15.10	11.49	-16.72	-1.39	0.06	11.70	9.90	123.09
MGYR	Magyar Bancorp, Inc.	MA	12.50	6,490	81.1	12.71	9.00	12.25	2.03	34.40	11.35	1.17	1.17	16.55	16.55	145.51
NYCB	New York Community Bancorp, Inc.	MA	12.39	415,261	5,145.1	34.47	5.10	11.00	12.64	-61.55	-59.63	-12.97	-3.18	22.47	20.89	286.70
NECB	Northeast Community Bancorp, Inc.	MA	27.78	12,709	324.3	28.32	13.93	25.04	10.94	86.32	56.60	3.45	3.45	21.44	21.44	151.88
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.57	43,186	542.9	13.48	6.98	11.21	12.13	37.75	-0.08	0.67	0.67	15.94	15.00	133.06
NSTS	NSTS Bancorp, Inc.	MW	10.85	4,618	53.3	10.94	8.52	10.53	3.04	23.30	14.09	-0.92	-0.64	14.45	14.45	57.57
PBBK	PB Bankshares, Inc.	MA	15.66	2,360	37.0	17.50	11.71	14.76	6.10	30.50	24.88	0.67	0.67	17.72	17.72	190.25
PDLB	Ponce Financial Group, Inc.	MA	11.90	22,443	267.1	11.99	7.34	11.14	6.82	54.55	21.93	0.39	0.00	11.45	11.45	126.63
PVBC	Provident Bancorp, Inc.	NE	10.82	16,705	180.7	12.32	7.36	10.19	6.18	16.97	7.45	0.43	0.43	12.70	12.70	98.58
PROV	Provident Financial Holdings, Inc.	WE	14.90	6,863	102.3	15.40	10.16	14.47	2.97	19.01	18.16	1.06	1.00	18.98	18.98	185.37
PFS	Provident Financial Services, Inc.	MA	19.73	130,485	2,574.5	19.97	13.07	18.08	9.13	35.14	9.43	1.06	1.38	19.60	13.08	184.47
RVSB	Riverview Bancorp, Inc.	WE	4.67	21,097	98.5	6.57	3.30	4.61	1.30	-16.31	-27.03	0.10	0.28	7.39	6.09	72.91
SRBK	SR Bancorp, Inc.	MA	11.14	8,804	98.1	11.24	8.01	11.11	0.27	35.69	16.53	-1.59	0.21	20.98	18.02	115.95
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	4.72	52,328	247.0	6.01	4.40	4.50	4.89	-20.40	-18.20	0.14	0.14	6.28	6.28	45.38
TCBS	Texas Community Bancshares, Inc.	SW	15.00	2,943	44.1	15.24	11.78	14.89	0.74	17.19	6.27	-0.73	0.48	16.41	16.34	153.47
TSBK	Timberland Bancorp, Inc.	WE	30.72	7,966	244.7	32.24	23.93	28.96	6.08	9.71	-2.35	3.02	3.03	30.33	28.36	238.59
TFIN	Triumph Financial, Inc.	SW	83.11	23,339	1,939.7	95.46	56.91	76.00	9.36	35.62	3.65	0.00	0.00	37.87	27.14	251.35
TRST	TrustCo Bank Corp NY	MA	34.38	19,010	653.6	36.51	23.78	31.84	7.98	28.76	10.72	2.59	2.66	34.46	34.43	321.23
WSBF	Waterstone Financial, Inc.	MW	14.79	18,432	268.6	16.36	9.62	13.80	7.17	37.58	4.15	0.63	0.63	17.20	17.16	124.22
WNEB	Western New England Bancorp, Inc.	NE	8.75	21,318	186.5	9.25	6.00	8.45	3.55	24.82	-2.78	0.64	0.58	11.07	10.41	121.31
WMPN	William Penn Bancorporation	MA	12.20	9,344	103.6	12.96	10.80	12.46	-2.09	0.16	-0.08	0.00	-0.01	13.91	13.35	86.93
WSFS	WSFS Financial Corporation	MA	52.30	59,269	3,099.8	58.59	33.12	49.12	6.47	44.36	13.87	4.52	4.67	42.01	25.29	350.00

MHCs
BSBK	Bogota Financial Corp.	MA	8.28	12,725	105.4	8.66	6.40	8.07	2.61	13.89	2.86	-0.15	-0.15	10.37	10.36	76.60
CFSB	CFSB Bancorp, Inc.	NE	6.70	6,362	42.6	7.95	5.85	6.80	-1.47	2.92	3.85	0.01	0.01	11.49	11.49	57.13
CLBK	Columbia Financial, Inc.	MA	17.51	104,654	1,830.5	20.46	13.79	16.29	7.49	8.96	-9.18	0.18	0.24	9.99	8.84	102.85
GCBC	Greene County Bancorp, Inc.	MA	30.05	17,027	511.7	37.25	22.34	28.99	3.66	21.51	6.56	1.45	1.45	12.10	12.10	165.96
KFFB	Kentucky First Federal Bancorp	MW	3.30	8,099	26.7	5.18	2.51	3.34	-1.20	-29.79	-25.51	-0.21	-0.12	5.94	5.94	46.30
LSBK	Lake Shore Bancorp, Inc.	MA	13.38	5,642	75.5	14.21	9.51	13.01	2.84	35.84	14.26	0.76	0.76	15.15	15.15	126.03
PBFS	Pioneer Bancorp, Inc.	MA	11.00	25,436	279.8	11.40	7.81	10.81	1.76	31.26	9.89	0.61	0.59	11.29	10.76	74.52
RBKB	Rhinebeck Bancorp, Inc.	MA	9.40	10,771	101.2	9.81	6.10	9.51	-1.17	45.51	16.77	0.39	0.41	10.49	10.27	118.46
TFSL	TFS Financial Corporation	MW	13.22	278,327	3,679.5	15.25	10.97	12.60	4.92	13.18	-10.01	0.28	0.28	6.82	6.79	61.20

Under Acquisition
AFBI	Affinity Bancshares, Inc.	SE	21.45	6,412	137.5	21.98	13.76	21.38	0.33	42.90	34.31	0.84	0.86	19.49	16.64	136.23
TBNK	Territorial Bancorp Inc.	WE	11.01	8,612	94.7	11.64	6.85	10.84	1.57	30.45	-1.26	-0.01	0.07	28.21	28.21	251.44

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

RP® Financial, LC.

 Exhibit 1B

Weekly Thrift Market Line - Part Two

Prices As of October 16, 2024

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	12.66	12.66	-1.22	-9.59	-0.59	-4.63	0.00	491.24	NM	84.84	10.74	84.84	NM	0.00	0.00	NM
AX	Axos Financial, Inc.	WE	10.02	9.46	2.08	21.64	1.82	18.95	0.51	229.84	8.74	166.24	16.66	177.21	9.98	0.00	0.00	NM
BLFY	Blue Foundry Bancorp	MA	16.90	16.88	-0.47	-2.68	-0.47	-2.69	0.30	209.84	NM	72.03	12.17	72.11	NM	0.00	0.00	NM
BYFC	Broadway Financial Corporation	WE	20.66	19.01	0.21	1.00	0.07	0.31	0.02	NM	23.18	52.81	5.74	66.86	79.08	0.00	0.00	NM
BVFL	BV Financial, Inc.	MA	22.90	21.56	1.40	6.76	1.40	6.76	0.94	103.88	12.79	84.35	19.32	91.16	12.80	0.13	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.63	10.53	-1.17	-11.00	0.50	4.71	0.09	300.52	NM	81.02	8.61	81.83	16.54	0.34	5.46	NM
CARV	Carver Bancorp, Inc.	MA	5.34	5.34	-0.51	-9.07	-0.54	-9.64	1.39	57.79	NM	47.36	1.18	47.36	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	27.43	27.43	-1.34	-4.45	0.32	1.07	0.56	141.99	NM	64.51	17.70	64.51	56.56	0.00	0.00	NM
CPBI	Central Plains Bancshares, Inc.	MW	16.97	0.00	0.82	6.75	0.82	6.75	0.00	NM	0.00	72.60	12.32	0.00	0.00	0.00	0.00	0.00
ECBK	ECB Bancorp, Inc.	NE	12.46	12.46	0.28	2.13	0.28	2.10	0.00	753.97	36.85	83.51	10.41	83.51	37.48	0.00	0.00	NM
ESSA	ESSA Bancorp, Inc.	MA	10.10	9.54	0.79	7.84	0.80	7.93	0.56	165.46	11.02	89.64	9.05	95.48	10.89	0.60	3.01	33.15
FDSB	Fifth District Bancorp, Inc.	SW	15.12	15.12	0.00	-0.30	0.00	0.87	0.03	NM	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FNWB	First Northwest Bancorp	WE	7.32	7.28	-0.06	-0.75	0.04	0.56	0.00	70.91	NM	65.61	4.80	66.05	115.81	0.28	2.48	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.72	10.68	-1.72	-14.46	-1.48	-12.48	0.02	NM	NM	68.68	7.36	68.93	NM	0.00	0.00	NM
FSBW	FS Bancorp, Inc.	WE	9.66	9.07	1.23	13.61	1.54	17.10	0.39	273.87	9.85	122.13	11.79	130.92	7.81	1.08	2.41	22.86
HONE	HarborOne Bancorp, Inc.	NE	9.98	9.03	0.28	2.71	0.43	4.21	0.17	503.16	35.26	103.19	10.29	115.20	22.71	0.32	2.39	82.89
HIFS	Hingham Institution for Savings	NE	9.48	9.48	0.53	5.56	0.21	2.22	0.00	0.00	25.47	139.05	13.18	139.05	63.86	2.52	0.94	23.86
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.28	7.68	0.55	7.01	0.59	7.48	0.29	326.02	10.85	75.57	6.26	82.09	10.17	0.52	4.09	43.16
IROQ	IF Bancorp, Inc.	MW	8.33	8.33	0.20	2.54	0.20	2.54	0.02	NM	35.96	92.99	7.74	92.99	35.96	0.40	1.95	70.18
KRNY	Kearny Financial Corp.	MA	9.81	8.43	-1.10	-10.51	0.05	0.45	0.52	112.68	NM	63.87	6.26	75.44	124.63	0.44	5.89	NM
MGYR	Magyar Bancorp, Inc.	MA	11.55	11.55	0.80	7.03	0.80	7.03	0.00	0.00	10.68	75.52	8.72	75.52	10.68	0.20	1.60	22.22
NYCB	New York Community Bancorp, Inc.	MA	7.05	6.62	-2.74	-31.68	-0.69	-8.00	1.65	65.29	NM	55.14	3.67	59.32	NM	0.04	0.32	NM
NECB	Northeast Community Bancorp, Inc.	MA	15.54	15.54	2.70	16.97	2.71	16.99	0.30	111.60	8.05	129.56	20.14	129.56	8.04	0.60	2.16	16.23
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.06	11.43	0.51	4.14	0.51	4.15	0.29	208.21	18.76	78.84	9.51	83.81	18.71	0.52	4.14	77.61
NSTS	NSTS Bancorp, Inc.	MW	28.77	28.77	-1.77	-5.89	-1.22	-4.07	0.00	NM	NM	75.11	21.61	75.11	NM	0.00	0.00	NM
PBBK	PB Bankshares, Inc.	MA	10.38	10.38	0.37	3.36	0.37	3.38	0.28	353.77	23.37	88.38	9.17	88.38	23.23	0.00	0.00	NM
PDLB	Ponce Financial Group, Inc.	MA	17.51	17.51	0.31	1.78	0.00	0.00	0.00	0.00	30.51	103.93	10.83	103.93	0.00	0.00	0.00	NM
PVBC	Provident Bancorp, Inc.	NE	13.62	13.62	0.43	3.18	0.43	3.18	1.29	95.43	25.16	85.21	11.61	85.21	25.16	0.00	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	10.21	10.21	0.57	5.62	0.54	5.29	0.20	272.15	14.06	78.52	8.02	78.52	14.92	0.56	3.76	52.83
PFS	Provident Financial Services, Inc.	MA	10.62	7.34	0.50	4.29	0.70	6.00	0.33	277.50	18.61	100.66	10.69	150.84	14.30	0.96	4.87	90.57
RVSB	Riverview Bancorp, Inc.	WE	10.14	8.51	0.12	1.23	0.37	3.74	0.01	NM	46.70	63.24	6.41	76.67	16.47	0.08	1.71	160.00
SRBK	SR Bancorp, Inc.	MA	19.54	17.26	-1.10	-5.93	0.15	0.80	0.00	NM	NM	53.10	10.38	61.82	52.19	0.00	0.00	NM
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.85	13.85	0.27	2.01	0.27	2.04	0.47	249.40	33.71	75.16	10.41	75.16	33.14	0.00	0.00	NM
TCBS	Texas Community Bancshares, Inc.	SW	11.46	11.43	-0.50	-4.94	0.32	3.21	0.00	248.95	NM	91.42	10.48	91.78	31.13	0.16	1.07	NM
TSBK	Timberland Bancorp, Inc.	WE	12.69	11.97	1.31	10.44	1.32	10.49	0.22	413.74	10.17	101.29	12.86	108.31	10.12	0.96	3.13	31.46
TFIN	Triumph Financial, Inc.	SW	15.10	11.30	0.39	2.49	0.00	0.00	1.57	0.00	106.55	219.44	0.00	306.23	0.00	0.00	0.00	NM
TRST	TrustCo Bank Corp NY	MA	10.73	10.72	0.81	7.71	0.83	7.91	0.35	259.43	13.27	99.76	10.70	99.84	12.94	1.44	4.19	55.60
WSBF	Waterstone Financial, Inc.	MW	14.63	14.61	0.54	3.47	0.54	3.47	0.25	335.96	23.48	86.01	12.58	86.17	23.48	0.60	4.06	95.24
WNEB	Western New England Bancorp, Inc.	NE	9.14	8.65	0.53	5.76	0.48	5.21	0.23	332.66	13.67	79.03	7.23	84.04	15.12	0.28	3.20	43.75
WMPN	William Penn Bancorporation	MA	15.79	15.25	0.00	-0.03	-0.04	-0.24	0.38	81.15	NM	87.69	13.85	91.38	NM	0.12	0.98	NM
WSFS	WSFS Financial Corporation	MA	11.95	7.53	1.33	11.48	1.37	11.83	0.32	309.61	11.57	124.49	14.93	206.77	11.20	0.60	1.15	13.27

MHCs
BSBK	Bogota Financial Corp.	MA	13.99	13.97	-0.22	-1.53	-0.22	-1.50	1.33	21.20	NM	79.85	11.17	79.96	NM	0.00	0.00	NM
CFSB	CFSB Bancorp, Inc.	NE	20.93	20.93	0.01	0.04	0.01	0.04	0.00	NM	NM	58.33	12.21	58.33	NM	0.00	0.00	NM
CLBK	Columbia Financial, Inc.	MA	9.72	8.70	0.18	1.77	0.24	2.37	0.25	225.71	97.28	175.24	17.04	198.09	73.33	0.00	0.00	NM
GCBC	Greene County Bancorp, Inc.	MA	7.29	7.29	0.93	12.87	0.93	12.86	0.13	516.20	20.72	248.38	18.11	248.38	20.74	0.36	1.20	28.97
KFFB	Kentucky First Federal Bancorp	MW	12.80	12.80	-0.47	-3.49	-0.27	-1.97	0.98	58.32	NM	55.60	7.12	55.60	NM	0.00	0.00	NM
LSBK	Lake Shore Bancorp, Inc.	MA	12.23	12.23	0.62	5.23	0.62	5.21	0.56	148.20	17.61	88.30	10.80	88.30	17.65	0.72	5.38	47.37
PBFS	Pioneer Bancorp, Inc.	MA	15.64	15.02	0.80	5.42	0.78	5.28	0.49	241.03	18.03	97.42	15.24	102.18	18.52	0.00	0.00	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	9.11	8.93	0.33	3.80	0.34	3.97	0.33	181.33	24.10	89.57	8.16	91.50	22.97	0.00	0.00	NM
TFSL	TFS Financial Corporation	MW	11.24	11.19	0.48	4.18	0.48	4.18	0.21	190.93	47.21	193.78	21.78	194.77	47.21	1.13	8.55	403.57

Under Acquisition
AFBI	Affinity Bancshares, Inc.	SE	14.32	12.49	0.64	4.54	0.66	4.66	0.35	279.79	25.54	110.05	15.76	128.88	24.85	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	WE	11.51	11.51	0.00	-0.02	0.03	0.23	0.06	414.41	NM	39.03	4.49	39.03	169.04	0.04	0.36	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

Mutual Savings and Loan Association

Prices as of October 16, 2024

					Peer Group				Louisiana Companies				All Publicly-Traded
Price Multiple		Symbol	Subject (1)		Average		Median		Average		Median		Average		Median
Price-earnings ratio (x)		P/E	NM	x	14.43	x	11.82	x	10.85	x	10.85	x	15.94	x	13.47	x
Price-core earnings ratio (x)		P/Core	NM	x	17.60	x	12.80	x	10.17	x	10.17	x	14.24	x	12.94	x
Price-book ratio (%)	=	P/B	38.21%		82.04%		84.60%		70.04%		70.04%		87.89%		83.93%
Price-tangible book ratio (%)	=	P/TB	38.21%		83.78%		86.61%		73.30%		73.30%		94.83%		84.44%
Price-assets ratio (%)	=	P/A	18.07%		12.56%		10.61%		11.98%		11.98%		10.27%		10.41%

Valuation Parameters

Pre-Conversion Earnings (Y)	$(53,000)	ESOP Stock Purchases (E)	8.00	% (5)
Pre-Conversion Earnings (CY)	$(53,000)	Cost of ESOP Borrowings (S)	0.00	% (4)
Pre-Conversion Book Value (B)	$13,956,000	ESOP Amortization (T)	30.00 years
Pre-Conv. Tang. Book Val. (TB)	$13,956,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$35,105,000	RRP Vesting (N)	5.00 years	(5)
Reinvestment Rate (2)(R)	4.33%	Foundation (F)	0.00%
Est. Conversion Expenses (3)(X)	18.83%	Tax Benefit (Z)	0
Tax Rate (TAX)	21.00%	Percentage Sold (PCT)	100.00%
Louisiana Shares/Franchise Tax	$12,000	Option (O1)	10.00	% (6)
		Estimated Option Value (O2)	52.20	% (6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	20.00	% (6)

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y)	V=	NM
		1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2.	V=	P/Core * (Y)	V=	NM
		1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3.	V=	P/B * (B+Z)	V=	$7,250,000
		1 - P/B * PCT * (1-X-E-M-F)

4.	V=	P/TB * (TB+Z)	V=	$7,250,000
		1 - P/TB * PCT * (1-X-E-M-F)

5.	V=	P/A * (A+Z)	V=	$7,250,000
		1 - P/A * PCT * (1-X-E-M-F)

				Shares		Aggregate
	Shares Issued	Price Per	Gross Offering	Issued To	Total Shares	Market Value
Conclusion	To the Public	Share	Proceeds	Foundation	Issued	of Shares Issued
Supermaximum	958,813	10.00	$9,588,130	0	958,813	$9,588,130
Maximum	833,750	10.00	8,337,500	0	833,750	8,337,500
Midpoint	725,000	10.00	7,250,000	0	725,000	7,250,000
Minimum	616,250	10.00	6,162,500	0	616,250	6,162,500

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 4.33 percent and a tax rate of 21.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 30 years and 5 years, respectively; amortization expenses tax effected at 21.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 52.20 percent of the exercise price, including a 5 year vesting with 20 percent of the options (granted to directors) tax effected at 21.0 percent.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the Minimum

1.	Pro Forma Market Capitalization	$6,162,500
	Less: Foundation Shares	-
2.	Offering Proceeds	$6,162,500
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$4,797,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$4,797,500
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	739,500
	Net Proceeds Reinvested	$4,058,000
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$138,812
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	12,982
	Less: Amortization of Options (4)	61,634
	Less: Recognition Plan Vesting (5)	38,947
	Net Earnings Impact	$13,248

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2024 (reported)	$(53,000)	$13,248	$(39,752)
	12 Months ended September 30, 2024 (core)	$(53,000)	$13,248	$(39,752)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$13,956,000	$4,058,000	$0	$18,014,000
	September 30, 2024 (Tangible)	$13,956,000	$4,058,000	$0	$18,014,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$35,105,000	$4,058,000	$0	$39,163,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the Midpoint

1.	Pro Forma Market Capitalization	$7,250,000
	Less: Foundation Shares	-
2.	Offering Proceeds	$7,250,000
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$5,885,000

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$5,885,000
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	870,000
	Net Proceeds Reinvested	$5,015,000
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$171,548
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	15,273
	Less: Amortization of Options (4)	72,511
	Less: Recognition Plan Vesting (5)	45,820
	Net Earnings Impact	$25,944

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2024 (reported)	$(53,000)	$25,944	$(27,056)
	12 Months ended September 30, 2024 (core)	$(53,000)	$25,944	$(27,056)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$13,956,000	$5,015,000	$0	$18,971,000
	September 30, 2024 (Tangible)	$13,956,000	$5,015,000	$0	$18,971,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$35,105,000	$5,015,000	$0	$40,120,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the  Maximum Value

1.	Pro Forma Market Capitalization	$8,337,500
	Less: Foundation Shares	-
2.	Offering Proceeds	$8,337,500
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$6,972,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$6,972,500
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,000,500
	Net Proceeds Reinvested	$5,972,000
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$204,284
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	17,564
	Less: Amortization of Options (4)	83,388
	Less: Recognition Plan Vesting (5)	52,693
	Net Earnings Impact	$38,639

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2024 (reported)	$(53,000)	$38,639	$(14,361)
	12 Months ended September 30, 2024 (core)	$(53,000)	$38,639	$(14,361)

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$13,956,000	$5,972,000	$0	$19,928,000
	September 30, 2024 (Tangible)	$13,956,000	$5,972,000	$0	$19,928,000

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$35,105,000	$5,972,000	$0	$41,077,000

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Mutual Savings and Loan Association

At the Supermaximum Value

1.	Pro Forma Market Capitalization	$9,588,130
	Less: Foundation Shares	-
2.	Offering Proceeds	$9,588,130
	Less: Estimated Offering Expenses	1,365,000
	Net Conversion Proceeds	$8,223,130

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$8,223,130
	Less: Cash Contribution to Foundation	0
	Less: Non-Cash Stock Purchases (1)	1,150,576
	Net Proceeds Reinvested	$7,072,554
	Estimated net incremental rate of return	3.42%
	Reinvestment Income	$241,931
	Less: Louisiana Shares/Franchise Tax	12,000
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	20,199
	Less: Amortization of Options (4)	95,896
	Less: Recognition Plan Vesting (5)	60,597
	Net Earnings Impact	$53,239

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended September 30, 2024 (reported)	$(53,000)	$53,239	$239
	12 Months ended September 30, 2024 (core)	$(53,000)	$53,239	$239

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$13,956,000	$7,072,554	$0	$21,028,554
	September 30, 2024 (Tangible)	$13,956,000	$7,072,554	$0	$21,028,554

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion
	September 30, 2024	$35,105,000	$7,072,554	$0	$42,177,554

(1) Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 30 years, amortization expense is tax-effected at a 21.0 percent rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assumes 20 percent is taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 21.0 percent.

EXHIBIT 4

Firm Qualifications Statement

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (44)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (39)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (40)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (36)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com